Exhibit 99.1

CVR Refining Announces CVR Energy’s
Completion of Purchase of Common Units

SUGAR LAND, Texas (Jan. 29, 2019) — CVR Refining, LP (NYSE: CVRR) (the “Partnership”) announced today that CVR Energy, Inc. (“CVR Energy”) (NYSE: CVI) has completed its previously announced purchase (the “Call Right Purchase”) of all of the issued and outstanding common units (“Common Units”) representing limited partner interests in the Partnership not already owned by CVR Refining GP, LLC, the general partner of the Partnership (the “General Partner”), or the General Partner’s affiliates for a cash purchase price, determined in accordance with the Partnership’s First Amended and Restated Agreement of Limited Partnership, as amended (the “Limited Partnership Agreement”), of $10.50 per Common Unit (the “Call Price”), or approximately $241 million in the aggregate. The Call Right Purchase was conducted in accordance with Article XV of the Limited Partnership Agreement.

CVR Energy also has completed its previously announced purchase of all of the Common Units held by American Entertainment Properties Corp. and Icahn Enterprises Holdings L.P. for a cash purchase price per unit equal to the Call Price, or approximately $60 million in the aggregate (the “IEP Purchase,” and together with the Call Purchase, the “Purchase”).

As of today, CVR Energy owns, directly and indirectly, 100 percent of the Common Units, and all rights of the holders of the Common Units whose Common Units were purchased in the Purchase have been extinguished, except for the right to receive payment of the purchase price. In addition, the Common Units have ceased to be publicly traded or listed on the NYSE and will not be listed or quoted on any other venue.

About CVR Refining, LP
Headquartered in Sugar Land, Texas, CVR Refining, LP is an independent downstream energy limited partnership that owns refining and related logistics assets in the Midcontinent United States. CVR Refining’s subsidiaries operate a complex full coking medium-sour crude oil refinery with a capacity of 132,000 barrels per calendar day (bpcd) in Coffeyville, Kansas, and a complex crude oil refinery with a capacity of 74,500 bpcd in Wynnewood, Oklahoma. CVR Refining’s subsidiaries also operate and invest in supporting logistics assets, including approximately 570 miles of owned, leased and joint venture pipelines, approximately 130 crude oil transports, a network of strategically located crude oil gathering tank farms, and approximately 6.4 million barrels of owned and leased crude oil storage capacity.

For further information, please contact:

Investor Contact:
Jay Finks
CVR Refining, LP
(281) 207-3588
IR@CVRRefining.com

Media Relations:
Brandee Stephens
CVR Refining, LP
(281) 207-3516
MediaRelations@CVRRefining.com